Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Xometry, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2021 Equity Incentive Plan (Common Stock, $0.000001 par value per share)	Other	2,333,727(2)	$37.58(3)	$87,689,792.03(3)	$92.70 per $1,000,000	$8,128.84
Total Offering Amount					$87,689,792.03		$8,128.84
Total Fee Offsets							—
Net Fee Due							$8,128.84

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock that become issuable under the Xometry, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Xometry, Inc.’s (the “Registrant”) outstanding shares of Class A and Class B common stock.

(2)

Represents additional shares of the Registrant’s Class A common stock reserved for future grant under the 2021 Plan as a result of the automatic increase in shares reserved thereunder on January 1st of each year, commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 5% of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on December 31 of the preceding year; provided, however, that the Registrant’s board of directors may act prior to January 1 of a given year to provide that the increase for such year will be a lesser number of shares of Class A common stock.

(3)

Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market on March 16, 2022.